EXHIBIT 99.1

Industry Icon Barney Adams Named Interim CEO of Adams Golf

PLANO, Texas, Feb. 27, 2012 (GLOBE NEWSWIRE) -- Adams Golf (Nasdaq:ADGF) today announced that Mr. Chip Brewer has tendered his resignation as Chief Executive Officer and a member of the Board of the Directors, effective upon the close of business on February 29, 2012. Mr. Barney Adams, Chairman of the Board of Directors and founder of Adams Golf, will serve as interim CEO while the Board continues to explore and evaluate strategic alternatives to enhance shareholder value.

"This is an amiable transition and we wish Chip well and thank him for his service to the Company over the last 13 years," stated Barney Adams. "Our Company continues to perform at a high level and I look forward to working with the operating team to carry on the excellent results they have been delivering."

About Adams Golf

Developing high-performance and technologically innovative golf products is the cornerstone of Adams Golf. From initial design, through manufacturing and servicing, Adams Golf is committed to helping golfers of all abilities enjoy the game of golf. For more information on Adams Golf, please visit www.adamsgolf.com or view prior press releases at http://www.adamsgolf.com/news.htm.

The Adams Golf logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5031

Forward Looking Statements

This press release contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements include, but are not limited to, statements using terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "seek," "inevitably," "appears," or "believe." Such statements reflect the current view of Adams Golf with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the following: the impact of changing economic conditions; product development difficulties; assembly difficulties; competing product introductions; patent infringement risks; our ability to protect our intellectual property rights; market demand and acceptance of products; the success of our marketing strategy both domestically and internationally; our dependence on a limited number of customers; business conditions in the golf industry; reliance on third parties, including suppliers; the actions of competitors, including pricing, advertising and product development risks concerning future technology; the management of sales channels and re-distribution both domestically and internationally; and one-time events and other factors detailed under "Risk Factors" in our most recent Form 10-K and subsequent Form 10-Q on file with Securities and Exchange Commission. These filings can be obtained by contacting Adams Golf Investor Relations.

Although Adams Golf believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Adams Golf undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release. All subsequent written and oral forward-looking statements attributable to Adams Golf or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

CONTACT: Pamela High
         Chief Financial Officer
         Adams Golf
         (972) 673-9000
         InvestorInfo@adamsgolf.com